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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Legal and Audit Opinions" in the Registration Statement (Form S-3) and related Prospectus of Avco Financial Services, Inc. for the registration of $1,500,000,000 principal amount of Debt Securities and Warrants to purchase Debt Securities and to the incorporation by reference therein of our report dated February 3, 1994, with respect to the consolidated financial statements and schedules of Avco Financial Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.
                                                   ERNST & YOUNG LLP
Orange County, California
October 7, 1994